Exhibit 99.2
Final Transcript

Conference Call Transcript GOT - Q4 2004 Gottschalks Earnings Conference Call Event Date/Time: Mar. 03. 2005 / 4:30PM ET Event Duration: N/A

CORPORATE PARTICIPANTS

Leigh Parrish

Financial Dynamics - IR

Jim Famalette

Gottschalks Inc. - President and CEO

Greg Ambro

Gottschalks Inc. - CFO and CAO

CONFERENCE CALL PARTICIPANTS

John Pinto

Brightleaf Partners - Analyst

Ben Strong

Variant Research - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Gottschalks Incorporated fourth-quarter and four-year fiscal 2004 earnings conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Instructions will follow at that time. Any reproduction of this call in whole or in part is not permitted without prior authorization of Gottschalks. As a reminder, this conference is being recorded today, Thursday, March 3, 2005. I would now like to turn the call over to Ms. Leigh Parrish of Financial Dynamics. Please proceed.

Leigh Parrish - Financial Dynamics - IR

Thank you. Good afternoon and thank you for joining us today for the Gottschalks conference call. The Company issued its press release earlier this afternoon. If you have not received a copy, please feel free to call us at 212-850-5600 or visit the Company's website at www.Gottschalks.com.

Before we begin I would like to make a brief statement regarding forward-looking remarks that you may hear today on the call. During the course of this conference call management may make projections or other forward-looking statements regarding, among other things, results deemed to be achievable for fiscal 2005 as well as with regard to trends and comparable store sales performance. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements.

These factors may include without limitation risks arising from competition, vendor relations; timely receipt of merchandise; leverage and restrictive covenants in the Company's debt agreements; the Company's ability to turn around or close underperforming stores; the effects of seasonality and weather conditions; changing consumer trends and preferences; the Company's ability to manage and minimize healthcare pension and workers comp benefit costs, energy costs, and insurance costs; dependence on key personnel and general labor conditions; as well as events of war or terrorism and general economic and market conditions.

We urge you to review the factors discussed under the caption Risks Related to the Business in the Company's most recent annual report on Form 10-K, as well as other documents which have been filed with the SEC. In light of these risks and uncertainties, there can be no assurance that the forward- looking statements made in this conference call will in fact be realized.

Now I would like to turn the call over Mr. Jim Famalette, President and CEO of Gottschalks.

Jim Famalette - Gottschalks Inc. - President and CEO

Thank you, Leigh. Good afternoon, everyone. Thank you for joining us today. On the call with me today is Greg Ambro, our Chief Administrative and Financial Officer. Following my initial remarks, Greg will review our financial results for the quarter and full fiscal year. Then I will discuss our outlook for 2005. Following our comments we will both be available for any questions you might have.

2004 was a very successful year for us. We're pleased with our overall financial performance. We achieved a 212% increase in net income for the full year compared to fiscal 2003. While sales for the year were not as robust as we had originally anticipated, we improve our gross margin by 60 basis points. We also reduce many SG&A expense categories while addressing increased costs in certain areas of our business.

We accomplished a great deal over the course of 2004, and we're pleased with where Gottschalks is currently positioned today from an operational, financial, and competitive standpoint. To briefly recap some key initiatives and achievements for the year, first, at the start of 2004 we looked forward to the celebration of our 100th anniversary. We were successful in our marketing efforts with strong periods of sales growth in both March and September tied to major anniversary campaigns. We also made great strides in publicly telling the Gottschalks story, culminating with a ringing of the closing bell of the New York Stock Exchange on September 17, which was the actual day of our 100th anniversary.

During the year we introduced new merchandising and marketing programs, which included reemphasizing major brands in all our advertising and enhancing promotional marketing. Additionally we placed significant emphasis on improving our merchandise assortment, targeting the youth business in both young men's and juniors, and focused on updated fashion merchandise in the better category directed at the 30 to 45-year-old female customer segment.

As a result of our focus on specific merchandise categories and strategic marketing, better sportswear, juniors, and the women's accessory merchandise categories all performed well throughout 2004. Our performance in these categories and additional feedback from our store associates demonstrates that we were successful in expanding our customer base.

Importantly we were successful in implementing a major initiative focusing on better inventory management and expanding the use of our dynamic replenishment system. This resulted in an increase in our inventory turnover by 4% to 2.05 times a year compared to 1.98 times in 2003. We averaged approximately $10.2 million at retail less than comp store retail inventory compared to the prior year, which was a factor in the improved gross margin that I mentioned previously.

Midyear we also introduced a Hispanic consumer task force action plan focused on in-store training, updated signage, and targeted marketing initiatives designed to improve our service to and the penetration of what is a very important customer base in our markets.

We successfully launched new private-label brands in 2004, a women's sportswear line, Half Moon Bay, and a men's updated top line, Method; and we expanded our men's casual sportswear line, Shaver Lake. Sales of private-label branded merchandise were 11.5% of total sales in 2004.

Our new direction during 2004 to increase brands, major brands, in juniors, young men's, and better women's resulted in a slight decrease in overall private-label penetration. We believe our focus on the key fashion brands to be critical to growing our customer base. We expect to continue to grow private-label in the future, albeit at a more conservative rate, in line with our long-term goal of maintaining private-label brands at approximately 15% of total sales.

In addition to introducing new private-label brands, and implementing merchandising and marketing initiatives intended to broaden our customer base, we unveiled a new bridal registry system with Internet capability. We were pleased to have experienced an almost immediate increase in the number of registries with the new system in place; and we have begun to experience increased sales from this venue as a result.

With regard to in-store initiatives, we completed two major store remodels during the year. In advance of the holiday season we also reinstituted our raise-the-bar program, focused on visual and display enhancements to existing stores. We have finalized a comprehensive schedule of renovations and remodels for other stores and have positioned Gottschalks for our new store growth planned to begin later this year.

Finally we think it is important to note that we turned in a significantly improved financial performance despite the largest level of new competition to impact our markets in any single year, as Kohl's began opening stores throughout Central California in our core markets.

Overall we are very pleased with our performance in 2004. We generated strong results from the strategic initiatives implemented during the year, and Gottschalks is solidly positioned to continue our positive growth in 2005. And now I will turn the call over to Greg for a review of those financial results. Greg?

Greg Ambro - Gottschalks Inc. - CFO and CAO

Thanks, Jim. Good afternoon, everyone. I will now review our financial results for the fourth quarter and full year in more detail. Beginning with sales, same-store sales for the fourth quarter decreased 2.6% from the same period in the prior year. Total sales for the fourth quarter were 221.8 million, a 3.2 decrease from total sales of 229 million in the fourth quarter of fiscal 2003.

For the full fiscal year, same-store sales increased by slightly approximately 2/10 of a percent from fiscal '03. Total sales for the fiscal year decreased slightly by 0.08% to 662 million compared to 667.5 million in fiscal 2003. The Company operated one less store in the fourth quarter and seven fewer stores for the full fiscal year than in the comparable periods of 2003.

Total gross margin in the fourth quarter increased 140 basis points to 34%, compared to 32.6% in the fourth quarter of fiscal 2003. For the full fiscal year, total gross margin was 34.7%, which is 60 basis points better than 34.1% recorded in fiscal 2003.

For the quarter total SG&A as a percentage of sales was 26.4%, compared to 25.1% in the same period of 2003. For the full year our total SG&A as a percentage of sales was 31.3% of sales, compared to 31.0% of sales in 2003. We were successful in implementing stricter expense controls and reduced expenses in many categories for the year.

However this improvement was offset by increases in workers compensation costs and California unemployment compensation surcharges. These factors impacted our SG&A levels, adding approximately 2.7 million in additional expenses when compared to last year. Excluding this additional increase, the Company would have recorded a 10 basis point improvement in SG&A as a percent of sales over last year.

Throughout the year we have lowered our interest expense significantly as a result of both our amended and restated revolving credit agreement, which became effective in the first quarter, as well as better inventory management control. As such our interest expense for the fourth quarter of 2004 improved by $1 million over last year, and for the full fiscal year we saw a $3.8 million benefit versus 2003.

Our fourth-quarter net income was $9 (multiple speakers) or $0.66 per diluted share, compared to net income of 8.4 million or $0.64 per diluted share for the fourth quarter of fiscal 2003. For the full year we reported net income of 5.8 million or $0.44 per diluted share compared to net income of 1.9 million or $0.14 per diluted share in fiscal 2003. As Jim mentioned, this is a significant 212% improvement to net income.

Our net income from continuing operations for the fourth quarter of fiscal 2004 was 9 million or $0.66 per diluted share; and for the full year net income was 5.8 million or $0.44 per diluted share. In the fourth quarter of fiscal '03, net income from continuing operations was 8.6 million or $0.65 per diluted share; and for the full fiscal year it was 2.8 million or $0.21 per diluted share.

As noted in our release, in response to views recently expressed by the Securities and Exchange Commission, Gottschalks like many other retailers is reviewing its accounting practices regarding the accounting for leases and related depreciation of leasehold improvements with its independent registered public accounting firm. The impact, if any, on current and prior reporting periods has not yet been determined. Accordingly the financial information reported today is subject to change after the review is complete. We expect to make the final determination of the impact in connection with the audit of our fiscal 2004 financial statements.

At the end of the quarter, Gottschalks' total debt was 22 million or 18.9% lower than at the end of fiscal 2003. Our capital expenditures totaled 10.9 million for the full year, which was in line with our plans. Now I would like to return the call to Jim for his comments on recent activities and our focus going forward.

Jim Famalette - Gottschalks Inc. - President and CEO

Thanks, Greg. Looking forward in 2005, we plan to leverage the success we achieved in the last year. We continue to improve our financial results and increase shareholder value. For the first time since completing our restructuring plan, Gottschalks is again on a growth track. In line with what we accomplished in 2004, we plan to remain focused on executing strategic initiatives in four key areas of our business this year -- stores, marketing, merchandising, and specific financial metrics.

We remain on schedule to open our new store in Oregon this spring and introduce our new lifestyle center store in Fresno in August of this year. In addition we expect to complete several major remodeling projects and other in-store visual enhancements. We are working with outside specialists in fine-tuning our marketing to send a clearer and more directed message designed to further penetrate a broader women's consumer group. We will also maintain our focus on improving our relationships and service to the growing Hispanic markets.

We believe there is significant opportunity for improved results in our home store this year. As you know we appointed a new general merchandise manager for the home store, and there are several new merchandising strategies we are already putting into place that we are very excited about. We believe the home division could be a major catalyst in driving store traffic in 2005.

Further increasing inventory turnover remains a priority. Improved margin and a better shopping experience for our customers is what we hope to achieve. Of course, continuing to lower SG&A as a percentage of sales towards our target of approximately 30% will be a major mission for our entire organization.

Based on our results in 2004 as well as our current expectations for this year, we expect our first quarter to be the most challenging, as we compare against the major launch of our 100th year anniversary marketing effort of 2004. We anticipate our results will strengthen over the course of the year in 2005; and for fiscal 2005 we currently anticipate achieving a comparable store sales increase of approximately 2% and diluted earnings per share in the range of $0.62 to $0.67.

We believe that the potential for continued increases in interest rates throughout this year may cause interest costs to rise above our previous estimates.

In conclusion today I would like to say we have made great progress in the past two years. We have made huge strides in strengthening the Company's financial position. We have begun to grow our customer base in multiple ways, to include a broader range of younger, more fashion conscious customers, as well as a more ethnically diverse consumer base. And we have begun to improve our stores' appearance again. And more importantly we are beginning to add new stores to generate additional top-line growth.

We remain confident in our business strategy and in Gottschalks' niche in the department store industry, (technical difficulty) targeting secondary markets, offering a more focused moderate to better merchandise selection of major national brands, providing friendly customer service and a strong value equation continues to be a successful formula in the markets in which we operate.

That concludes our formal remarks for today. We will now turn the call over to the operator to take any questions you may have.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) John Pinto with Brightleaf Partners.

John Pinto - Brightleaf Partners - Analyst

Great results, guys. I guess it is usual that I'm here at the top of the list. A couple of questions, I guess, just on the guidance, Jim. What are your expectations for operating margin year-over-year?

Jim Famalette - Gottschalks Inc. - President and CEO

We expect the margin to be up. There will be a slight increase. And sales, as I said, comparable store sales at 2%, with additional volume of course from our two new stores, one of which will open in April, mid- April, and the other of which is currently scheduled to open in August.

John Pinto - Brightleaf Partners - Analyst

Where do you see that operating margin increase coming from? Just roughly, how much on the gross margin and what do you see on the SG&A?

Jim Famalette - Gottschalks Inc. - President and CEO

John, we don't traditionally comment on specific examples of that.

John Pinto - Brightleaf Partners - Analyst

Do you expect improvement in both in general? You don't need to give me specific numbers.

Jim Famalette - Gottschalks Inc. - President and CEO

We certainly expect to see a margin improvement; and our goal is to see improvement on the SG&A line as well. We continue to monitor closely and be most concerned, of course, about those two major impacts which we have experienced in 2004. So our goal is definitely to see that SG&A percentage go down.

John Pinto - Brightleaf Partners - Analyst

Okay, great. On new products or actually new brands, what would be the -- any new brands that you expect to be coming in for '05 versus '04?

Jim Famalette - Gottschalks Inc. - President and CEO

Yes, there's quite a few, actually. I would be happy to maybe discuss those with you at some separate, because we are working on that quite aggressively, especially as it pertains to our new lifestyle center store, which will have a much broader selection in certain key segmented markets. That really will be test for us to begin to (inaudible) infrastructures.

John Pinto - Brightleaf Partners - Analyst

My last question, then I'll get back in the queue, is on the real estate side. What is happening with the Seattle store? I know you're trying to obviously continue on rationalizing the real estate. Any progress there that you can let us know on?

Jim Famalette - Gottschalks Inc. - President and CEO

Again we are continuing to analyze every store, not just those in Seattle, and demand that they improve their performance. Those that are not doing as well as we would like, we are looking at every opportunity, from ways to improve them with merchandising or marketing or management for that matter, to literally finding ways to potentially move out of that particular store. So we continue to be fully active on that front. Again, at this moment today we do not have anything specific to report; but should that change we would obviously make that announcement at that time.

John Pinto - Brightleaf Partners - Analyst

Okay, terrific. I will get back in the queue. Thanks, guys.

Operator

(OPERATOR INSTRUCTIONS) Ben Strong, (ph) Variant Research.

Ben Strong - Variant Research - Analyst

Good quarter. Just to start off with the financials, gross margin for FY '04 we're at 11.5%; is what you said? For private-label?

Jim Famalette - Gottschalks Inc. - President and CEO

No, that is penetration of sales. That would be of the total volume the Company did in sales revenue, approximately 11.5, I believe I said.

Ben Strong - Variant Research - Analyst

Of private-label, right?

Jim Famalette - Gottschalks Inc. - President and CEO

Private-label.

Ben Strong - Variant Research - Analyst

You're thinking 15% is the long-term kind of penetration of where you're targeting?

Jim Famalette - Gottschalks Inc. - President and CEO

Yes, we are actually looking at a small increase each year over the next five years to cap out at (inaudible) 15%. That is currently the strategy as it is in place. We still feel that the major brands are critical pieces of our overall marketing package to our consumer.

Ben Strong - Variant Research - Analyst

Sure. So to look at the end of this year, is there maybe 12 to 13% reasonable to kind of --?

Jim Famalette - Gottschalks Inc. - President and CEO

I think 12% is a reasonable expectation for this year. We have added a few new lines, several of which will be coming into fruition in the mid-year in our home division. I mentioned earlier we have some new management there, and they are directing us in a manner which we think will be very beneficial. Part of that is to more dramatically impact the home textiles business (inaudible) example with private product. So I would assume we would see it somewhere between 11.5 to 12.5 for the full year of 2005.

Ben Strong - Variant Research - Analyst

Great. Is that all going to be under the Shaver brand or are there new brands?

Jim Famalette - Gottschalks Inc. - President and CEO

No, there are multiple labels depending on what area in the store (inaudible) work on. Shaver Lake is our largest private-label, but there are multiple brands.

Ben Strong - Variant Research - Analyst

Okay. This is relatively new. What challenges have you had so far just working with the vendors or managing supply and demand on the private-label side? Where do you think you are overall?

Jim Famalette - Gottschalks Inc. - President and CEO

We're still in, so to speak, the infancy of it. We made some great progress in the late '90s when we first introduced it. We took sort of a step down -- backwards I should say -- a few years ago when we got into some tighter, difficult times. Of course over the last two years we have made some nice progress.

The most challenging part is always working to try to make sure you are on target in the fashion direction side. So it is the design and fashion direction, which we lean on many of our producers for assistance with that. And the customer lets us know pretty quickly whether we're doing a good job on that part or not. We then have to respond to that. I'm glad to say in most cases we seem to have done very well; but there's always times when we learn a few things and need to go back to the drawing board and do better.

Ben Strong - Variant Research - Analyst

With some of the new brands that John just asked about, the lifestyle center I guess is going to open you guys up to some new ones. That is not till late August. You do have some other ones that are starting to flow in for the spring, is that right?

Jim Famalette - Gottschalks Inc. - President and CEO

Absolutely. We have done a major job over the past several years of looking at our assortment of brands, trying to make sure we are focusing on the most important brands to our customer base; and at times also adapting to that. So in many cases we have had to exit brands that may have been important five years ago for Gottschalks but may not be today.

And keep up, obviously, with the fashion trends. So if there is a new hot denim line, we have got to try to go after it. If it changes in men's, we're going to go chase after those. That is obviously always an exciting and risky proposition, because you're trying to make sure you're picking the right ones at the right time.

So we feel very comfortable that we are continuing to do that in an effective manner. We are very excited about where we are going with the lifestyle center, because our ultimate goal here is, again, to maintain a stronger base of customer with the 35 to 50-year-old customer base. We have done I think a very good job of starting that process, but it is not ending. We have only just begun.

Ben Strong - Variant Research - Analyst

Great, I will get back in the queue. Thanks.

Operator

John Pinto, Brightleaf Partners.

John Pinto - Brightleaf Partners - Analyst

I don't know about this. Geographic breakdown, Jim or Greg, just a little bit of flavor on the performance over the quarter by geographic breakdown.

Jim Famalette - Gottschalks Inc. - President and CEO

Just in general I would say the strongest areas were in Southern California. We did not have quite as strong of a time in the Alaska market this fourth quarter. There was some -- more than anything else we think some weather and some issues with product getting there in a timely manner. In Central California, that was the last (inaudible) last quarter of -- well, I shouldn't say last quarter. But we did have the impact of a fairly competitive environment. That was our first holiday season (inaudible). Generally, I would say the strength was really Southern California was probably (indiscernible).

John Pinto - Brightleaf Partners - Analyst

Okay; so what are your expectations? Obviously Kohl's Central California this year, Southern last year. They put out very good numbers even with bad weather and so forth. Are you still expecting the same type of reaction in Central California in the next two quarters that you had in Southern this year?

Jim Famalette - Gottschalks Inc. - President and CEO

First of all, a majority of Gottschalks' business is in California, unlike some of the national chains, where California may be important. But it is really very important for us. So we will all be happy when the sun starts shining again. But overall we expect -- we start to anniversary the majority of those openings in the late March mid-April period.

So we would anticipate (inaudible) you would hopefully see those second and third quarter be impacted in a positive manner (inaudible). I'm not aware of any significant openings affecting Gottschalks this year. I think there is (multiple speakers) for the entire chain.

John Pinto - Brightleaf Partners - Analyst

How would you describe problems of closures and problems of Mervyn's over the last year and how you will comp against that next year?

Jim Famalette - Gottschalks Inc. - President and CEO

I'm not really aware, John, to be honest with you, any Mervyn's have closed. We have not run into that in markets that we are in. The closest markets that we are involved with Mervyn's, as far as I know, they are open and actually going strong as far as we know.

John Pinto - Brightleaf Partners - Analyst

I thought there was opportunity that you had taken advantage of there, okay. Terrific, thanks.

Operator

Ben Strong with Variant Research.

Ben Strong - Variant Research - Analyst

Just on the note that you had kind of talked about rationalizing the store base. How do you guys segment the stores into some average productivity categories? I guess average sales per square foot, somewhere around 150, is that right? What do you consider a minimum threshold for either sales or for your four-wall operating profit?

Jim Famalette - Gottschalks Inc. - President and CEO

That really varies (multiple speakers) because Gottschalks is not necessarily in the size physical plants (inaudible) cookie cutter. So we go from everywhere to 30,000 feet up to 200,000 feet depending on the situation the Company found itself in over the years. Generally I would say, obviously, $150 a foot is fairly (indiscernible) for the decent department store in the industry. And that historically would be a number I think you could look at it as the potential benchmark.

Ben Strong - Variant Research - Analyst

That would be for like the California department store seg (ph)?

Jim Famalette - Gottschalks Inc. - President and CEO

That is really any department store, whether it's Gottschalks or (indiscernible) a number of them would probably fall into a relative (inaudible) basis as being a good number to look at. Anything north of that generally has been being perceived as being very strong.

Ben Strong - Variant Research - Analyst

Is there like that store base that would fall significantly under that number?

Jim Famalette - Gottschalks Inc. - President and CEO

We really don't put out that type of information. We look at the total, but we look at it more on a store by store basis. We have been fortunate -- or depending on how I guess you view it, unfortunate -- we have many various shapes of stores and sizes. Some of those were purchased or acquired through mergers and acquisitions at times when Gottschalks may have been able to get a larger store than it potentially would have taken by itself.

But we may have a lease arrangement in an effort to (inaudible) a store that makes it somewhat positive to have a larger store even though the dollars per foot -- I guess my point is -- may not look as shiny as some people would perceive it to be, that store actually could be more profitable than you (indiscernible) because of the situation and how we acquired it.

So the majority of our stores have been acquired through another party. They are not built from the ground up as we're doing here in the River Parks store. So it literally has a very unique situation when it comes to that, as compared to some of our peer group.

Ben Strong - Variant Research - Analyst

With the two new stores, then, is there generally a time you're going to need to build inventory? Or what kind of gradual build will there be up to whatever kind of sales levels you're expecting? Obviously it is going to be significantly different between the Fresno and the other store.

Jim Famalette - Gottschalks Inc. - President and CEO

Generally merchandise begins to arrive for a new store within 16 days. We try to keep a very tight window of opportunity. So that the inventory begins to come in as tightly as we can to that window; obviously you will see hopefully a fairly significant pop from store openings. Then we really look at comping that store on the 13th month (indiscernible). We let the store opening anniversary itself sort of fall into a comp period after that.

Ben Strong - Variant Research - Analyst

Okay, just the time it takes to maturity, is there generally -- till you get to that, whatever it is, dollar per square foot you're looking at?

Jim Famalette - Gottschalks Inc. - President and CEO

You would normally look at about a three-year window. In other words, year three is really the one where you think you should be in full bloom. Obviously in the case of the Fresno store, I would anticipate that might occur a little sooner, because we have been here for 100 years, so we are not totally new. But the concept obviously is shiny and bright new (ph).

Ben Strong - Variant Research - Analyst

Given that you're probably in the mid 100s or so and that the other retail stores in that center are pretty high up there, are you guys thinking this store is going to be in line with maybe some of the other stores in that complex?

Jim Famalette - Gottschalks Inc. - President and CEO

We certainly hope it is going to be one of the best ones we have. We are very excited about it. It should -- everything we have looked at and the marketing studies we have done have told us that this is the right thing to do and the right time to do it. So literally we are very excited, very hopeful, and hopefully when we're talking about this next year we will prove to be right.

Ben Strong - Variant Research - Analyst

Just to talk about the Kohl's again, Kohl's entrance and some of the other competitors, how many locations do you have that compete with like Sears and Mervyn's and some of the others? Do you quantify that as well?

Jim Famalette - Gottschalks Inc. - President and CEO

Yes, we have a study which results in really knowing the competitive environment in every store. I would say that Sears is probably close to 100%.

Ben Strong - Variant Research - Analyst

I'm sorry, you kind of faded out.

Jim Famalette - Gottschalks Inc. - President and CEO

I am saying that Sears is probably close to 100% coverage. I doubt that we have a market (multiple speakers); I don't have the sheet in front of me, so I apologize if I'm off by a little bit. But generally Sears and Penney's would be in every location we have. Federated Stores probably about approximately two-thirds of our locations; and Mervyn's would probably rank somewhere between 70 to 90%. Mervyn's is pretty predominant in all the locations where we also operate.

Ben Strong - Variant Research - Analyst

Are there other any other national niche retailers moving in there that you guys have noticed? Any Crate and Barrel and some of the others, in some of your regional markets, and how has maybe impacted sales?

Jim Famalette - Gottschalks Inc. - President and CEO

We've got most of them now. The last big growth prior to the Kohl's openings was probably the big box guys, of the ilk of Bed, Bath & Beyond, Linens 'n Things, Ross, Marshall's, that occurred through most of California mid '90s into about 2000. So there are very few markets today that are not almost fully competitive, with the exception again of a few markets where there would not be a full line department store vis-a-vis somebody like Gottschalks.

Ben Strong - Variant Research - Analyst

Got you. No pun intended. I know we mentioned the workers comp and unemployment expenses. Is there any sort of new indications as to when there might be any kind of resolution? Are you thinking all through '05 have those expenses as well?

Jim Famalette - Gottschalks Inc. - President and CEO

I'm going to let Greg answer that one.

Greg Ambro - Gottschalks Inc. - CFO and CAO

With respect to the unemployment compensation situation here in California, the indications we are getting right now is that, at least through the first part and probably the balance of '05, the surcharge that was installed last year looks like it's going to remain in place for most employers.

What we're hoping to see is a pickup in the economy here, which would generate jobs, having more employers and more employees contributing to the overall state fund. At that point in time we're hoping to see a decline. But right now from a prudence standpoint, we have budgeted pretty much having that same kind of exposure throughout all of '05. Then hopefully things will get better in '06 and we will go back to more normalized rates.

With respect to workers comp, we hope -- the new laws that were passed by the government here, pushed by Governor Schwarzenegger, went into effect in January, just last month. So what we're hoping to see -- and a lot of that of course has to play out yet -- but we are hoping to see further improvement in the way cases are handled and the way cases are settled, adjudicated, and hopefully some relief in that area as well.

But we are not planning that early on in the year. That could be a 12-month type of thing before it cycles through. So again we're planning pretty much a very conservative, similar type of exposure in '05. It provides us with an opportunity, but is an opportunity that we have to work towards. Hopefully economic and governmental regulations will also contribute towards improvement. But right now we're pretty much planning to be very conservative on those expenses going forward, at least through '05.

Ben Strong - Variant Research - Analyst

Last question, I promise. Are there any unusual expenses that we should consider, any store preopening expenses? Everybody is getting hit with this lease adjustment. You guys just addressed it here in the press release. Is there any kind of guidance you can give us with that?

Greg Ambro - Gottschalks Inc. - CFO and CAO

Typically we have some small amount of preopening expense built into our budgets for the year; but not anything major. The fortunate thing that we have, as Jim alluded to, is the big store that we are opening is here in Fresno. So some of the preopening expenses that might be associated with opening in a remote market will not be the case here, because we can utilize our corporate office facilities and we can utilize other stores here to support the opening activities.

So we don't envision that being a big issue. Knock on wood, at the present time we don't see any other major exposure of the ilk of the workers comp coming at us at this point in time. So I think that pretty much answers that.

Ben Strong - Variant Research - Analyst

Great, that is it. Thanks.

Operator

(OPERATOR INSTRUCTIONS) Thank you. That concludes our question-and-answer session today. I will now turn the call over to the Gottschalks management team for any closing comments they might have. Mr. Famalette?

Jim Famalette - Gottschalks Inc. - President and CEO

Thank you. We'd just like to thank all of you again for joining us today. If you have any follow-up questions, feel free to contact Greg or myself. Thanks again. Have a great afternoon and we will look forward to talking to you again.

Operator

Ladies and gentlemen, that concludes our conference call for today. You may all disconnect and thank you for participating.

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